EXHIBIT 10.40
SECOND SUPPLEMENTAL INDENTURE
     THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”) is dated as of March 14, 2008, and has been entered into by and between American Color Graphics, Inc., a New York corporation (the “Company”), ACG Holdings, Inc., a Delaware corporation (“Holdings” or the “Guarantor”), and The Bank of New York Trust Company, N.A., a national banking association as Successor to the Bank of New York, as trustee (the “Trustee”).
RECITALS
     WHEREAS, the Company, the Guarantor and the Trustee previously entered into that certain Amended and Restated Indenture dated as of November 14, 2007 (the “Amended and Restated Indenture”), providing for the issuance from time to time of the Company’s 10% Senior Second Secured Notes Due 2010 (the “2010 Notes”) and the Company’s Senior Second Secured Notes due March 15, 2008 (the “2008 Notes” and, together with the 2010 Notes, the “Notes”);
     WHEREAS, the Company, the Guarantor and the Trustee previously entered into that certain First Supplemental Indenture dated as of March 3, 2008 (the “First Supplemental Indenture” and collectively with the Amended and Restated Indenture, the “Indenture”) in accordance with Section 9.02 of the Indenture and agreed to amend certain terms and provisions of the Indenture as fully set forth therein;
     WHEREAS, Section 9.02 of the Indenture provides that the Company (when authorized by a Board Resolution (as defined in the Indenture)), the Guarantor and the Trustee may, with the consent of the Holders (as defined in the Indenture) of not less than a majority in aggregate principal amount of the outstanding Notes voting as a single class, amend or supplement the Indenture, subject to certain limitations set forth in the Indenture;
     WHEREAS, the Company desires to amend certain terms and provisions of the Indenture, as set forth in Article I of this Second Supplemental Indenture (the “Proposed Amendments”);
     WHEREAS, the consent of not less than a majority in aggregate principal amount of the outstanding 2010 Notes is sufficient to effect the Proposed Amendments, the Company has received and delivered to the Trustee the requisite consents to effect the Proposed Amendments under the Indenture; and
     WHEREAS, the Company has been authorized by Board Resolution to enter into this Second Supplemental Indenture.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, the Company, the Guarantor and the Trustee hereby agree as follows:
ARTICLE I
AMENDMENTS TO INDENTURE
     Section 1.01 Amendment to Section 4.03. Section 4.03 of the Indenture captioned “Limitation on Indebtedness” is hereby amended by deleting the existing second paragraph in (c) in its entirety and replacing it with the following text:

“(c)	The Company will not Incur any Indebtedness if such Indebtedness is subordinate in right of payment to any other Indebtedness, unless such Indebtedness is also subordinate in right of payment to the Notes to the same extent; provided, however, that the Bridge Facility and the 2008 Notes are expressly permitted under this Indenture. The Company will not permit any Subsidiary Guarantor to Incur any Indebtedness, if such Indebtedness is subordinate in right of payment to any other Indebtedness, unless such Indebtedness is also subordinate in right of payment to the Note Guarantee of such Subsidiary Guarantor to the same extent; provided, however, that the Bridge Facility and the 2008 Notes are expressly permitted under this Indenture.”
     Section 1.02 Amendment to Section 6.10. Section 6.10 of the Indenture captioned “Priorities” is hereby amended by deleting the paragraph in its entirety and replacing it with the following text:
     “If the Trustee collects any money pursuant to this Article Six, it shall pay out the money in the following order:
     First: to the Trustee for all amounts due under Section 7.07;
     Second: to Holders of the 2008 Notes and the Amended 2008 Notes for amounts then due and unpaid for principal of, premium, if any, and interest on the 2008 Notes and the Amended 2008 Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal, premium, if any, and interest, respectively; and
     Third: to Holders of the 2010 Notes for amounts then due and unpaid for principal of, premium, if any, and interest on the 2010 Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal, premium, if any, and interest, respectively; and
     Fourth: to the Company or as a court of competent jurisdiction may direct.
The Trustee, upon prior written notice to the Company, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.”
     Section 1.03 Amendment to Section 11.01. Section 11.01 of the Indenture captioned “Collateral and Security Documents” is hereby amended by deleting the existing paragraph (a) in its entirety and replacing it with the following text:

“(a)	In order to secure the due and punctual payment of (i) the Notes, the Company and Holdings have entered into the Security Agreement and the other Security Documents to create the Junior Liens on the Collateral in accordance with the terms thereof (ii) the Bridge Facility, the Company and the Guarantors have entered into the Bridge Facility Security Agreement and the other Bridge Lender Documents to create the Bridge Facility Liens on the Bridge Facility Collateral in accordance with the terms thereof.
Pursuant to the provisions of the Security Agreement, the other Security Documents and this Indenture, (i) the rights and remedies of the Trustee and the Holders of the Notes in the Collateral shall be subordinate and subject to the rights and remedies of the holders of the Senior Liens and (ii) subject to clause (i) immediately above, the rights and remedies of the Trustee and the Holders of the 2010 Notes in the Collateral shall be subordinate and subject to the rights and remedies of the Holders of the 2008 Notes with respect to the Junior Liens. Notwithstanding anything in the Security Agreement, the other Security Documents and this Indenture to the contrary and pursuant to the provisions of the Acknowledgement Agreement and this Indenture, the rights and remedies of the Trustee and the Holders of the Notes in the Collateral, to the extent constituting Bridge Facility Collateral, shall be subordinate and subject to the rights and remedies of the holders of the Bridge Facility Liens in accordance with the terms of the

Acknowledgment Agreement and this Indenture. The terms “Senior Lender Claims” and “Noteholder Claims” as used in this Indenture shall have the meanings given to them in the Intercreditor Agreement. The terms “Bridge Lender Documents” and “Bridge Lenders” as used in this Indenture shall have the meaning given to them in the Bridge Facility Intercreditor Agreement.”
ARTICLE II
MISCELLANEOUS
     Section 2.01 Instruments To Be Read Together. This Second Supplemental Indenture is executed as and shall constitute an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Second Supplemental Indenture shall henceforth be read together.
     Section 2.02 Confirmation. The Indenture as amended and supplemented by this Second Supplemental Indenture is in all respects confirmed and preserved.
     Section 2.03 Terms Defined. Capitalized terms used in this Second Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.
     Section 2.04 Trust Indenture Act Controls. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Second Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended, as in force at the date that this Second Supplemental Indenture is executed, the provisions required by said Act shall control.
     Section 2.05 Headings. The headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.
     Section 2.06 Governing Law. The internal law of the State of New York shall govern this Second Supplemental Indenture without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.
     Section 2.07 Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
     Section 2.08 Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 2.09 Effectiveness; Termination. The provisions of this Second Supplemental Indenture will become effective immediately upon its execution by the Trustee in accordance with the provisions of Sections 9.02 and 9.05 of the Indenture; provided, that the amendments to the Indenture set forth in Sections 1.01, 1.02 and 1.03 of this Second Supplemental Indenture shall become operative (without further act by any Person) only upon the issuance of the Amended 2008 Notes by the Company.
     Section 2.10 Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Second Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.
     Section 2.11 Responsibility of Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first written above.

AMERICAN COLOR GRAPHICS, INC.
By:
	Name:	Patrick W. Kellick
	Title:	Chief Financial Officer

ACG HOLDINGS, INC.
By:
	Name:	Patrick W. Kellick
	Title:	Chief Financial Officer

THE BANK OF NEW YORK TRUST COMPANY , N.A., A NATIONAL ASSOCIATION AS SUCCESSOR TO THE BANK OF NEW YORK as Trustee
By:
Name:
Title:

[SIGNATURE PAGE TO SECOND SUPPLEMENTAL INDENTURE]